Exhibit 10.17

Cognition Therapeutics Inc.
2403 Sidney Street
Pittsburgh PA 15203
t: 412 481 2210 f: 412 481 2216

www.cogrx com

October 7, 2019

Mr. James O’Brien
20 Hollow Tree Ridge Road
Darien, Connecticut 06820

Dear Jim:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with Cognition Therapeutics, Inc., a Delaware corporation (the “Company”).

1.            Position and Duties.

(a)            Position. Effective October 28, 2019 (the “Start Date”), you shall commence your employment with the Company as its Chief Financial Officer. This Agreement will set forth the terms and conditions of your employment in such capacity.

(b)            Duties. Your employment by the Company shall be full-time and exclusive of any other employment and you shall devote all of your business time, attention and services to the Company and its Affiliates (as defined below). You will perform such duties as may be customary to, and consistent with, the position of Chief Financial Officer, and such duties that may reasonably be assigned from time to time by the Chief Executive Officer. You will devote your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities to the Company. Notwithstanding the foregoing, during the term of your employment, you may participate in charitable activities and manage your passive investments, in each case so long as such activities do not interfere with the performance of your duties and responsibilities hereunder or present a conflict of interest with the Company or its Affiliates.

(c)            Office Location. You shall perform your services hereunder primarily at the Company’s offices to be established in the Tri-State (New York, New Jersey, Connecticut) area, and in Pittsburgh, PA, subject to reasonable business travel.

2.            Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company, the Company will provide you the following pay and benefits:

(a)            Base Salary. The Company will pay you a base salary (the “Base Salary”) at the rate of $340,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company’s Board of Directors (the “Board”) in its discretion.

Mr. James OBrien

October 7, 2019

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(b)            Bonus Compensation. During your employment, you will be considered annually for a cash bonus targeted at 30% of your Base Salary. The amount of any bonus awarded to you for any year will be determined by the Board in its discretion, based on your performance and that of the Company against the specific priorities and/or goals established for each such annual period by the Board. Any annual bonus will be paid in the year following the fiscal year with respect to which such annual bonus was earned and attributable, at the same time as other executives receive any applicable bonus compensation and as soon as practicable following the availability of the Company’s results of operations for the applicable fiscal year. Subject to Section 5(a)(i), in order for you to receive payment of any such annual bonus, you must be employed by the Company on the date of payment.

(c)            Stock Options. In connection with the commencement of your employment, the Company’s management will recommend that the Board grant you a stock option (the “Option”), under and subject in all respects to the Cognition Therapeutics 2017 Equity Incentive Plan (the “Plan”) and award agreement, to purchase the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) equal to 0.75% of the Company’s outstanding equity on a fully diluted basis. The Option will: (A) have an exercise price per share equal to the fair market value per share of Common Stock on the date of the grant, as determined by the Board; and (B) will be subject to vesting requirements such that (i) 25% of the shares of Common Stock underlying the Option shall vest as of the first anniversary of the Start Date, and (ii) the remaining 75% of the shares of Common Stock underlying the Option shall vest in 36 substantially equal monthly installments as of the last day of each month thereafter, in each case if you remain continuously employed by the Company through the applicable vesting dates; provided, however, that any then-unvested portion of the Option shall vest upon the closing of a Change in Control (as defined in Section 6) if you remain employed through such event.

(d)            Participation in Employee Benefit Plans. You shall be eligible to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally. The Company shall not be required to establish or maintain any such program or plan. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable Company policies. The Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole discretion, determines to be appropriate.

(e)            Paid Time Off. You will be entitled to 4 weeks vacation, in addition to holidays observed by the Company, pursuant to the Company’s paid-time-off policies. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company and prior notice to the Chief Executive Officer.

(f)            Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set forth by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time.

3.            Confidential Information; Restricted Activities; Intellectual Property. To induce the Company to enter into this Agreement, as a condition to your employment by the Company, and in recognition of (i) the compensation payable to you pursuant to this Agreement, and (ii) such other consideration payable to you by the Company or any of its Affiliates, you must sign and return to the

Mr. James OBrien

October 7, 2019

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Company no later than your Start Date the Confidential Disclosure, Invention Assignment, Noncompetition, Non-Solicitation and Non-Interference Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”).

4.            Termination of Employment. Your employment under this Agreement shall continue for no definite term until terminated pursuant to this Section 4.

(a)            The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause (as defined below). The following, as determined by the Company in its reasonable judgment, shall constitute “Cause” for termination: (i) your persistent and willful refusal to follow reasonable directives of the Chief Executive Officer; (ii) gross negligence or willful misconduct in the performance of your duties and responsibilities to the Company or any of its Affiliates; (iii) your material breach of this Agreement or any other agreement between you and the Company, which breach continues for more than 15 days after the Company gives you written notice that sets forth in reasonable detail the nature of such breach; or (iv) other conduct by you that is or could reasonably anticipated to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates. The Company may terminate your employment as a result of your Disability and at any time other than for Cause upon notice to you. Termination of your employment as a result of your Disability will not be construed as a termination by the Company “other than for Cause.”

(b)            You may terminate your employment at any time upon 60 days’ notice to the Company without Good Reason. You may also terminate your employment with Good Reason. “Good Reason” means, without your consent: (i) a material diminution by the Company of your responsibilities with the position you then hold, or (ii) the Company reduces your Base Salary, other than in connection with the same percentage across-the-board decrease in base salaries applicable to other key executives; provided that, in each case, written notice of your resignation for Good Reason must be delivered to the Company within thirty (30) days after the occurrence of the event falling within the definition of Good Reason in order for your resignation for Good Reason to be effective, the Company fails to cure such event within thirty (30) days after delivery of such notice to cure any such event and you resign your employment within thirty (30) days following the expiration of that cure period.

(c)            This Agreement shall automatically terminate in the event of your death during employment.

5.            Severance Payments and Other Matters Related to Termination.

(a)            Involuntary Termination/Good Reason Termination.

 (i)            In the event of termination of your employment by the Company other than for Cause, or your resignation of employment for Good Reason, the Company (or its successor, as applicable) will (A) continue to pay you your Base Salary for a period of six (6) months after the date of termination; (B) pay you for any bonus to which you would have otherwise been entitled for the prior fiscal year but for the termination of your employment prior to payment of such bonus; and (C) waive the applicable premium otherwise payable for COBRA continuation coverage for you (and, to the extent covered immediately prior to the date of such cessation, your eligible dependents) for a period equal to six (6) months following termination; provided, however, that if such termination occurs within eighteen (18)

Mr. James OBrien

October 7, 2019

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months after your Start Date, the Base Salary continuation described in subsection (A), and the subsidized COBRA coverage described in subject (C), shall be provided for nine (9) months in lieu of six (6) months. The Company will also pay you any Base Salary earned but not paid through the date of termination, pay for any vacation time accrued but not used to that date and reimburse any business expenses incurred in accordance with Company policy and subject to the Company’s policies regarding appropriate documentation (the “Accrued Rights”).

 (ii)            Notwithstanding the foregoing, in the event your employment is terminated by the Company (or its successor) other than for Cause or by you for Good Reason, in each case during the twelve (12) month period immediately following the occurrence of a Change in Control (as defined below), you will receive the payments and benefits described in Section 5(a)(i) above, subject to the following modifications: (A) references in in Section 5(a)(i) to “six (6) months” or “nine (9) months” (as applicable) will each be replaced with a reference to “twelve (12) months”; and (B) all unvested restricted stock, stock options and other equity incentives awarded to you by the Company will become immediately and automatically fully vested and exercisable (as applicable). The payments described in subsection (A) of this Section 5(a)(ii) shall be paid in a lump sum not later than the forty-fifty (45th) day following your termination of employment.

(b)            Limitation of Payments. If any payment or benefit due under this Agreement, together with all other payments and benefits you receive or are entitled to receive from the Company or any of its Affiliates, would (if paid or provided) constitute an excess parachute payment (within the meaning of Section 280G(b)(1) of the Code), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code or result in an excise tax pursuant to Section 4999 of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an excess parachute payment will be made by the Board, in its sole discretion. If a reduction to the payments otherwise payable under this Agreement or any other arrangement is required pursuant to this Section 5(b), such reduction shall be made in the following order: (i) first, any future cash payments (if necessary, to zero); (ii) second, any current cash payments (if necessary, to zero); (iii) third, all non-cash payments (other than equity’ or equity derivative related payments) (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments; provided that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(c)            Severance Conditional upon Release. The payments and benefits described in Section 5(a) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments described in Section 5(a) (other than the Accrued Rights) are conditioned on your execution and delivery to the Company of a general release of all claims against the Company and its Affiliates in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any other applicable law, and in a form reasonably prescribed by the Company (the “Release”) and such Release becoming irrevocable within sixty (60) days following the date of termination and (ii) your continued compliance with the Restrictive Covenants Agreement. The severance benefits described in Section 5(a) (other than the Accrued Rights) will be paid or begin to be paid or provided within sixty (60) days following your date of termination; provided that the initial payment of Base Salary continuation shall include a catch-up payment to cover amounts retroactive to the day immediately following the effective date of your termination of employment. If the severance benefits payable pursuant to Section 5(a) are deferred compensation subject to the requirements of Section 409A of

Mr. James OBrien

October 7, 2019

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the Code, and if the 60-day period described herein begins in one taxable year and ends in a second taxable year, such payments shall not commence until the second taxable year.

(d)            Termination for Cause, upon Disability, or by Voluntary Termination. In the event of termination of your employment by the Company for Cause or Disability, or your voluntary termination of employment, the Company will pay you the Accrued Rights. The Company shall have no other obligation to you, including any bonus or severance payments.

(e)            Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions. The obligation of the Company to make payments to you under this Section 5, and your right to retain such payments, are expressly conditioned upon your continued full performance of your obligations under the Restrictive Covenants Agreement. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.            Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliate” means any Person that controls, is controlled by or under common control of the Person, with “control” meaning the ownership or right to vote at least a majority of the equity interests of such Person.

“Change in Control” means (A) the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its Affiliates, or (B) any sale, merger, consolidation or other business combination that results in the holders of the outstanding voting securities of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the surviving entity immediately thereafter.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Disability” means a condition that, in the judgment of the Board, renders you incapable of performing your duties under this Agreement with or without a reasonable accommodation.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7.            Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.            Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Mr. James OBrien

October 7, 2019

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9.            Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.          Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.          Miscellaneous. This Agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

12.          Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

13.          Section 409A. It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, ally future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject you to payment of interest or any additional tax under Code section 409A. The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” within the meaning of Section 409A. To the maximum extent permitted under Section 409A, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A and the “separation pay exception” under Treas. Reg. § 1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments to you will be deemed a separate payment. Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to you constitutes a “deferral of compensation” within

Mr. James OBrien

October 7, 2019

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the meaning of Section 409A of the Code (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the light to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

14.          Arbitration. Any dispute or controversy arising under or in connection with this Agreement or your employment with the Company, other than a claim for injunctive relief pursuant to the Restrictive Covenants Agreement, shall be settled exclusively by arbitration, conducted before a single arbitrator in Pittsburgh, Pennsylvania (applying Pennsylvania law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. However, prior to resorting to arbitration, both parties agree to negotiate in good faith to resolve any such dispute or controversy. The arbiter shall be selected in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the parties hereto and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party in any such proceeding shall be entitled to receive from the other party all reasonable attorneys’ fees incurred by such prevailing party and all costs incurred in connection therewith if and to the extent so awarded by the arbitrator.

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Mr. James OBrien

October 7, 2019

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Please sign this Agreement in the space provided and return it to me. At the time you sign and return it, and the Company counter-signs it this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above.

COGNITION THERAPEUTICS, INC.

By:	/s/ Kenneth I. Moch	By:	/s/ James O’Brien
Name:	Kenneth I. Moch		James O’Brien
Title:	President and Chief Executive Officer

Date signed: October 7, 2019		Date signed: October 8, 2019

EXHIBIT A

Restrictive Covenants Agreement

EMPLOYEE NON-DISCLOSURE AND
INVENTION ASSIGNMENT AGREEMENT

THIS AGREEMENT between Cognition Therapeutics, Inc. (the “Company”), a Delaware corporation with its principal offices at 2403 Sidney St., Suite 261, Pittsburgh, PA 15203 and James M. O’Brien (the “Employee”), an individual residing at the address set forth on the signature page to this Agreement.

Recitals:

The parties desire to enter into this Agreement in connection with the Employee’s employment by the Company.

NOW, THEREFORE, in consideration of the employment of the Employee by the Company and the payment by the Company of compensation to the Employee for services rendered and to be rendered, and intending to be legally bound hereby, the parties hereto agree as follows:

1.            Non-Disclosure of Confidential Information. The Employee acknowledges that in the course of performing services for the Company, the Employee may obtain knowledge of the Company’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials and reagents, improvements, disclosures, customer and supplier lists, names and positions of employees and/or other proprietary and/or confidential information (collectively, the “Confidential Information”). The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, or use for the Employee’s own benefit or to the detriment of the Company, any Confidential Information without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by the Employee. The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

2.            Inventions and Discoveries.

(a)           Disclosure. The Employee shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, during the period of the Employee’s engagement by the Company as a consultant hereunder that (i) relate to any line of business, activity or field of interest or investigation with respect to which the Employee renders services to the Company or (ii) are otherwise made through the use of the Company’s time, facilities or materials (all of the foregoing being hereinafter referred to collectively as the “Inventions”).

(b)           Assignment and Transfer. The Employee agrees to assign and transfer to the Company all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company ’s interests therein.

(c)           Power of Attorney. If the Company is unable, after reasonable effort, to secure the Consultant’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints each of the President and each Vice President of the Company as the Employee’s agent and attorney-in-fact, to act for and in the Employee’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright, trademark or other registrations or any other legal protection thereon with respect to an Invention with the same legal force and effect as if executed by the Employee.

(d)           Documentation and Records. The Employee shall hold in a fiduciary capacity for the benefit of the Company all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Company or the Company’s business that are in the possession or under the control of the Employee. The Employee agrees that in connection with any research, development or other services performed for the Company, the Employee will maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Company.

3.            Injunctive Relief. The Employee acknowledges that compliance with this Agreement is necessary to protect the goodwill and other proprietary interests of the Company. The Employee acknowledges that a breach of this Agreement will result in irreparable and continuing damage to the Company and its business, for which there will be no adequate remedy at law. The Employee further agrees that in the event of any breach of this Agreement, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief and damages as may be proper.

4.            No Right to Employment. It is expressly understood that this Agreement is not intended to define the scope of the Employee’s employment by the Company or the terms of such employment other than as specifically provided herein. Any such other terms may or may not be contained in a written agreement. In any event, nothing contained in this Agreement shall be interpreted to create an employment relationship other than at will.

5.            Survival of Agreement; Binding Nature. It is expressly agreed that the provisions of this Agreement shall survive and apply after the termination of the Employee’s employment with the Company. This Agreement shall be binding on and inure to the benefit of the Employee’s executors, administrators or other legal representatives or assigns and on the Company’s successors and assigns. The Company shall have the right to assign this Agreement without the consent of the Employee.

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6.            Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced accordingly to the maximum extent permitted by law.

7.            No Waiver. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is in writing and signed by the aggrieved party.

8.            Construction. This Agreement shall be construed and interpreted in accordance with the substantive laws of the Commonwealth of Pennsylvania. This Agreement supersedes and replaces any existing agreement between the Employee and the Company relating generally to the same subject matter; and this Agreement may not be modified, in whole or in part, except in writing signed by both of the parties.

IN WITNESS WHEREOF, this Agreement has been signed by the parties as of the date set forth below next to the name of the Employee.

COGNITION THERAPEUTICS, INC.

Date:	October 7, 2019	By:	/s/ Kenneth I. Moch

Name: Kenneth I. Moch
Title: President & CEO

Date:	October 8, 2019	/s/ James M. O’Brien
Employee’s Signature

James M. O’Brien
Name of Employee (please print or type)

Employee’s Address:
20 Hollow Tree Ridge Rd
Darien, CT 06828

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